EX-28.g.1.i

THE DFA INVESTMENT TRUST COMPANY

CUSTODIAN AGREEMENT
ADDENDUM NUMBER 9

THIS ADDENDUM is made as of the 1st day of April 2011, by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the "Fund") and PFPC TRUST COMPANY, successor by assignment to “Provident National Bank” ("PFPC Trust").

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended; and

WHEREAS, the Fund has retained PFPC Trust to provide certain custodian services pursuant to a Custodian Agreement dated January 15, 1993, as amended (the "Agreement"), which, as of the date hereof, is in full force and effect; and

WHEREAS, Paragraph 1 of the Agreement provides that the Fund may, from time to time, issue additional series and, in such event, the provisions of the Agreement shall apply to such series as may be mutually agreed to by the Fund and PFPC Trust; and

WHEREAS, PFPC Trust presently provides certain custodian services to certain of the existing series of the Fund, and has agreed to provide such services to one (1) new series of the Fund, designated as:  Dimensional Retirement Equity Fund I, which is listed on Schedule A, attached hereto; and

WHEREAS, Paragraph 28 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. The Agreement is amended to provide that those series set forth on "Schedule A, Series of The DFA Investment Trust Company, Amended and Restated April 1, 2011" which is attached hereto, shall be "Covered Series" under the Agreement.

2. The fee schedules of PFPC Trust applicable to the Covered Series shall be as agreed to in writing, from time to time by the Fund and PFPC Trust.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. The effective date of this Addendum shall be April 1, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number 9 to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

THE DFA INVESTMENT TRUST COMPANY

By:            /s/ Catherine L. Newell

Name:          Catherine L. Newell

Title:            Vice President and Secretary

PFPC TRUST COMPANY

By:            /s/ Edward A. Smith, III

Name:         Edward A. Smith, III

Title:            Vice President & Senior Director

SCHEDULE A

SERIES OF THE DFA INVESTMENT TRUST COMPANY
AMENDED AND RESTATED APRIL 1, 2011

The U.S. Large Cap Value Series
The Tax-Managed U.S. Marketwide Value Series
Dimensional Retirement Equity Fund I